News Release

Contact: Heather Teilhet
Phone Number: 770-270-7187
Email: heather.teilhet@opc.com

Oglethorpe Power Appoints Annalisa Bloodworth as President and Chief Executive Officer

Tucker, GA (Nov. 11, 2024) – The Oglethorpe Power Board of Directors has announced the selection of Annalisa M. Bloodworth as the company's President and Chief Executive Officer, effective February 1, 2025. Bloodworth succeeds current President and CEO Mike Smith, who will retire from Oglethorpe Power in January 2025 after a distinguished career of 40 years in the energy industry and more than a decade leading the company. Bloodworth will transition from the role of Senior Vice President and General Counsel, which she has held since 2017.

"The board engaged in a thorough search process, and we are confident in our selection of Annalisa Bloodworth as a President and CEO that embodies the values and vision of this company," said Oglethorpe Power Board Chairman Marshall Millwood. "Annalisa's work representing Oglethorpe Power and our members is a testament to her integrity, ethical leadership and alignment with the mission of Georgia's electric cooperatives."

Bloodworth joined Oglethorpe Power in 2010 and served in various roles prior to her current position, including Deputy General Counsel. Before joining Oglethorpe, Bloodworth was in private practice at Eversheds Sutherland (US) LLP. Bloodworth graduated from Trinity University, where she earned a Bachelor of Arts in Economics, and Emory University School of Law, where she earned her Juris Doctor degree.

Oglethorpe Power Corporation | 2100 E. Exchange Place | Tucker, GA 30084-5336
Phone 770-270-7600 | Fax 770-270-7872

“It is an honor and a privilege to have earned the opportunity to lead this distinguished company,” said Bloodworth. “I look forward to working alongside our Board of Directors, dedicated executive leadership team and talented workforce to meet our members’ evolving and expanding energy needs, delivering reliable and affordable electricity to millions of Georgia homes and businesses.” Bloodworth steps into the role of President and CEO as the energy industry experiences unprecedented growth and change. To meet rising electricity demands while also transitioning to a cleaner energy future, Oglethorpe Power made significant investments in emission-free nuclear energy with the completion of the Vogtle expansion project, establishing the company as a co-owner in the largest generator of clean energy in the U.S. Oglethorpe Power strategically shifted its generation portfolio over the last 15 years, adding eight acquisitions of lower-carbon emitting, efficient and reliable natural gas assets to its portfolio. Most recently, Oglethorpe Power announced it will construct two new highly-efficient natural gas assets in Georgia: a two-unit combined-cycle plant in Monroe County and a simple-cycle combustion turbine unit at an existing facility in Talbot County. “For the past 11 years, Oglethorpe Power has greatly benefited from Mike Smith’s effective leadership and strategic vision,” said Oglethorpe Power Board Chairman Marshall Millwood. “Under Mike’s guidance, the company has achieved significant milestones and is well-positioned for continued success as Annalisa steps into the role of president and CEO. On behalf of the Board of Directors, we extend our deepest gratitude to Mike and look forward to partnering with Annalisa in the years to come.” About Oglethorpe Power

Oglethorpe Power is among the nation’s largest power supply cooperatives and is one of the largest energy producers in Georgia. With more than $16 billion in assets, Oglethorpe Power owns and operates a diverse portfolio of resources to provide reliable, affordable, safe and environmentally responsible energy to 38 consumer-owned, not-for-profit Electric Membership Cooperatives (EMCs) that provide retail electricity to approximately 4.5 million Georgians. Through its investment in nuclear, natural gas, hydro and coal resources, Oglethorpe Power’s generation fleet has a combined capacity of more than 9,300 megawatts. For more information, visit www.opc.com. ###